Exhibit 10.41
2006
Management
Incentive
Plan
PLAN DOCUMENT

GRAPHIC PACKAGING INTERNATIONAL, INC.
ANNUAL MANAGEMENT INCENTIVE PLAN
2006
Table of Contents

Section #	Subject	Page #

I	Plan Purpose	3
II	Financial Performance	3
III	Award Determination and Approval	3-4
IV	Individual Performance Factors	4
V	Currency	4
VI	Participation Level and New Participants	5
VII	Revisions to Plan	5
VIII	Form and Timing of Awards	5-6
IX	Employees on Leave	6
X	Termination, Death or Disability	6
XI	Other Plan Design Considerations	6-8
Attachment I — Corporate Financial Award Components and Performance Graph
Attachment II — Personalized Participation Statement

I.	PLAN PURPOSE:

The purpose of the Annual Management Incentive Plan (“Annual Plan”) is to offer a meaningful incentive award opportunity for key managers who can make significant contributions to the growth and profitability of Graphic Packaging International, Inc. (“Company”). The Annual Plan is designed to emphasize management’s commitment to financial success and to the Company’s ultimate purpose of delivering a superior return on the investment of its shareholders.

II.	FINANCIAL PERFORMANCE:

Awards from the Annual Plan are financially-driven and for 2006 will be based on Corporate Consolidated results. All Participants, therefore, will have their award opportunity tied to overall Graphic Packaging financial performance. Focusing on Corporate financial results reinforces management’s essential obligation to the shareholders to do everything possible to achieve the best result in total Company performance. It will also promote better cooperation and teamwork across Graphic Packaging’s global business operations and support functions.

The 2006 Annual Plan is comprised of one financial award component — EBITDA. Each Participant’s incentive award opportunity is based on the specific Corporate financial goal established during the annual operating plan approval process, and approved by Graphic Packaging’s Board of Directors.

III.	AWARD DETERMINATION AND APPROVAL:

The Annual Plan is specifically designed to create substantial incentive opportunity for the achievement of Graphic Packaging’s most important financial goal: surpassing the 2006 Corporate EBITDA. For the 2006 annual plan design, awards are generated when EBITDA earnings exceed $285.0 million, “Threshold” achievement of plan. 96.7% achievement of Plan ($295.0 million) yields an award of 50% of an individual’s target award. A full “Target” award is generated at 100% achievement of plan or $305.0 million. An award of 200% of an individual’s target award is generated at 107% of plan or $327.0 million.

Performance against Corporate EBITDA is expressed as a percentage of the annual plan achieved or surpassed. As illustrated in Attachment I, as Corporate financial performance increases along the horizontal axis, the participant’s formula-driven financial award opportunity correspondingly increases.

IV.	INDIVIDUAL PERFORMANCE FACTORS:

Potential payments (before individual performance factors) range from 0% to 200% of target bonus. The individual performance factor can be up to + or — 25% of an individual’s target award. Individual performance factors may include actual contributions to the Corporate EBITDA goal. All adjustments to calculated awards based on individual performance factors are determined by the President and CEO. The total of all adjustments will not increase or decrease the calculated bonus pool. If some awards are increased, others must be decreased so there is no change to the pool.

All awards are calculated by the Corporate Human Resources group and ultimately approved by the President and CEO of the Company. Awards must also be approved by the Compensation and Benefits Committee of the Board of Directors.

**** IF THE COMPANY FAILS TO MEET ANY OF OUR QUARTERLY FINANCIAL COVENANT MEASURES, NO 2006 INCENTIVE AWARDS WILL BE PAID. ****

V.	CURRENCY:

All Corporate, financial results will be stated on a U.S. dollar reporting basis for purposes of determining actual performance against the annual operating plan.

VI.	PARTICIPATION LEVEL AND NEW PARTICIPANTS:

Participation level is defined as the target incentive award opportunity provided to Participants under the Annual Plan. Each Participant’s approved participation level is determined and communicated annually.

For Participants who change participation level during the 1st Quarter of a plan year, the change will become effective retroactive to the first day of the plan year. If the change occurs in the 4th Quarter of the plan year, it will take effect on January 1st of the following year’s plan. Changes occurring in the 2nd or 3rd Quarter of the plan year will result in any awards earned calculated on a strictly prorated basis for the number of months assigned to each level of participation.

New Participants shall have any awards earned strictly prorated by the number of months of participation in their first plan year, except if hired during the 4th Quarter. In this event, their participation will become effective the following year.

VII.	REVISIONS TO PLAN:

Revisions to annual financial performance goals for incentive plan purposes may be considered to recognize circumstances beyond the control of Plan participants. Such revisions will be rare in practice and only respond to extraordinary and unforeseeable events. It is understood that revisions may adjust for positive windfalls as well as negative shortfalls.

VIII.	FORM AND TIMING OF AWARDS:

The annual incentive award is expressed as a percentage of a Participant’s base salary actually earned during the plan year. All awards under the Annual Plan will be paid in cash and in local currency. Awards will be subject to all applicable social insurance, income tax and other withholding requirements effective at the time of payment.

Awards paid to Participants in hyper-inflationary countries will be monetarily corrected to adjust for currency devaluation between the close of the plan year and the award payment date.

All earned awards will be paid during the 1st Quarter of the business year following the close of the plan year.

IX.	EMPLOYEES ON LEAVE:

Awards for employees on approved leave will be prorated to exclude the time away from work. Approved leaves include: sick, personal, family medical, and military leaves of absence.

X.	TERMINATION, DEATH, OR DISABILITY:

Awards will be paid to Participants who are actually employed and on the payroll on the last day of the applicable plan year. A Participant whose employment terminates prior to the end of the plan year shall forfeit any and all rights to an award from the Annual Plan except for approved special circumstances. Specifically, those participants who terminate employment due to death, disability, normal retirement, Company approved early retirement, or who are displaced as a result of a position elimination will be paid a pro rata portion of any award earned based on their date of termination. Such prorated payments will be made at the time and in the form received by all other Participants. Any executive who is entitled to a payment upon termination of employment under a Graphic Packaging Employment Agreement shall not also be entitled to an award under the Annual Incentive Plan for the year in which termination takes place.

XI.	OTHER PLAN DESIGN CONSIDERATIONS:

The Annual Plan will be managed by each Group executive and administered by Corporate Compensation. All reported financial results will be confirmed by the Chief Financial Officer upon completion of the annual report of independent accountants. Awards will be approved by the President and Chief Executive Officer and the Compensation and Benefits Committee of the Board of Directors, as appropriate. Communication of all awards will be provided by the business unit’s senior management only upon written confirmation of all required approvals.

No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge, or encumber his or her right to receive any award made under the Annual Plan.

No Participant shall have any lien on any assets of the Company by reason of any award made under the Annual Plan.

The adoption of the Annual Plan or any modification or amendment hereof does not imply any commitment to continue or adopt the same plan, or any modification thereof, or any other plan for incentive compensation for any succeeding year, provided that no such modification or amendment shall adversely affect rights to receive any amount to which any Participant has become entitled prior to such modifications and amendments. The Company specifically reserves the right to amend, modify, or terminate the Annual Plan at any time for any reason. Neither the Annual Plan nor any award made under the Annual Plan shall create any employment contract or imply any relationship between the Company and any Participant, other than employment terminable by either party at will.

No one may participate in the Annual Plan, or have any components of it changed after initial notification of participation, without the expressed written notice of approval by the Plan Administrators. Every Annual Plan position and proposed additional positions are reviewed for eligibility on an annual basis.

No one participating in another incentive plan may participate concurrently in the Annual Plan, except where such other participation is legally mandated and/or approved in writing by Plan Administrators.

Eligible participants must maintain at least a “successful” performance rating throughout the year to be eligible for payment of an award regardless of corporate performance. Sustained performance problems may result in permanent disqualification of participation in the Annual Plan.

The Annual Plan design is dynamic and is reviewed annually by executive management to insure that performance measures, their relative weighting and award parameters address Graphic Packaging’s business strategy and its annual financial objectives.

The President and Chief Executive Officer reserves the right to increase, decrease, or eliminate any and all Annual Plan awards if, in the exercise of his business judgment, such modifications would be in the best interest of the Company.
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